Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement (No. 333‑225682) on Form S-3/A and related Prospectus of Cool Holdings, Inc. and Subsidiaries (formerly known as InfoSonics Corporation and Subsidiaries) (collectively, the “Company”) of our report dated March 8, 2018, relating to the consolidated financial statements and the financial statement schedules of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ SingerLewak LLP

Irvine, California

September 7, 2018